                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-32468
PROSPECTUS SUPPLEMENT NO. 9
(TO PROSPECTUS DATED MARCH 14, 2000)

                                  $650,000,000
                             CONEXANT SYSTEMS, INC.

             4% CONVERTIBLE SUBORDINATED NOTES DUE FEBRUARY 1, 2007 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

         This Prospectus Supplement No. 9 supplements and amends the Prospectus dated March 14, 2000, the Prospectus Supplement dated April 7, 2000, Prospectus Supplement No. 2 dated April 14, 2000, Prospectus Supplement No. 3 dated April 21, 2000, Prospectus Supplement No. 4 dated April 28, 2000, Prospectus Supplement No. 5 dated May 5, 2000, Prospectus Supplement No. 6 dated May 12, 2000, Prospectus Supplement No. 7 dated May 18, 2000 and Prospectus Supplement No. 8 dated May 26, 2000 (as amended, the "Prospectus"), relating to the resale from time to time by holders of our 4% Convertible Subordinated Notes Due February 1, 2007 and shares of our common stock issuable upon the conversion of the notes. Such information has been obtained from the selling securityholders. This prospectus supplement should be read in conjunction with the Prospectus.

         The information appearing in the table below, as of the date hereof, further supplements and amends the information in the table appearing under the heading "Selling Securityholders" in the Prospectus:

                                                 PRINCIPAL AMOUNT OF                       COMMON STOCK OWNED
                                                 NOTES BENEFICIALLY       PERCENTAGE OF       PRIOR TO THE        COMMON STOCK
              NAME                                OWNED AND OFFERED     NOTES OUTSTANDING       OFFERING         OFFERED HEREBY
--------------------------------------------------------------------------------------------------------------------------------
Chase Manhattan Bank as Trustee for the BP          $ 5,060,000                 *                  46,851            46,851
     Amoco Master Trust for Employee Pension
     Plans
ING Barings Securities                              $   250,000                 *                   2,314             2,314
Pacific Life Insurance Company                      $ 1,000,000                 *                   9,259             9,259
Public Employee Retirement Association of           $ 3,000,000                 *                  27,777            27,777
     Colorado
Quattro Crestline Special Situations                $ 1,000,000                 *                   9,259             9,259
Quattro Fund Ltd.                                   $ 1,750,000(1)              *                  16,203            16,203
Zurich HFR Master Hedge Fund Index Ltd.             $    40,000                 *                     370               370
Any other holder of notes or future transferee      $31,785,000               4.89%               294,305           294,305
    from any such holder

----------------
 *  Less than one percent.

(1) Represents an aggregate principal amount of notes which includes $750,000 previously registered on the Prospectus Supplement filed April 14, 2000 and the common stock into which those notes are convertible.

         The number of shares of common stock owned prior to the offering includes shares of common stock into which the notes are convertible. The number of shares of common stock offered hereby is based on a conversion price of $108.00 per share of common stock and a cash payment in lieu of any fractional share. Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required. The number of shares of common stock owned by the other selling securityholders or any future transferee from any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible at a conversion price of $108.00 per share.

         INVESTING IN THE NOTES OR THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE INVOLVES A HIGH DEGREE OF RISK. PLEASE CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this prospectus supplement is June 1, 2000.